Exhibit 99.1

Investor Relations and Public Relations Contact:

Cindy Klimstra

(650) 962-4032

cindy_klimstra@conceptus.com

Conceptus® Reports Second Quarter Financial Results

•	Reports net sales of $33.8 million, 27% sequential growth

•	Expands hysteroscopic sterilization market with strong new-physician penetration metrics

•	Updates financial guidance

MOUNTAIN VIEW, Calif., August 4, 2011 – Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® procedure, the most effective non-surgical permanent birth control method available, today reported financial results for the three months ended June 30, 2011.

Net sales for the second quarter of 2011 were $33.8 million, compared with net sales of $36.8 million for the second quarter of 2010 and net sales of $26.6 million for the first quarter of 2011.

Net income for the second quarter of 2011 was $0.5 million, or $0.01 per diluted share. This compares with a net loss for the second quarter of 2010 of $0.3 million, or ($0.01) per diluted share, and a net loss for the first quarter of 2011 of $2.9 million, or ($0.09) per share.

Adjusted earnings before interest, taxes, depreciation, amortization and stock-based compensation (“adjusted EBITDA”) for the second quarter of 2011 were $5.8 million. This compares with adjusted EBITDA for the second quarter of 2010 of $5.2 million and adjusted EBITDA for the first quarter of 2011 of $0.1 million.

“We continue to execute well against our strategic initiatives as we re-position the Company for long-term growth in a persistently challenging macroeconomic environment. Notably, focused efforts to defend our physician accounts against competitive trialing have been increasingly successful. We are also pleased to be adding account trials of the GYNECARE THERMACHOICE® III endometrial ablation system to U.S. physician offices, which has the ultimate goal of increasing utilization of Essure. Also in the second quarter, we expanded the hysteroscopic sterilization market with strong new-physician penetration metrics, thus demonstrating improved sales productivity compared with the first quarter,” said Mark Sieczkarek, president and chief executive officer of Conceptus.

“Looking forward, we are launching an integrated, multi-faceted marketing program designed to drive increased adoption of Essure and achieve double-digit market growth. Innovations include the recently launched Essurance PromiseTM Program and Essure FlexPay™ Plan for patients, in addition to the newly designed essure.com website,” said Mr. Sieczkarek.

“We have also begun to launch a nationwide, continuous, direct-to-consumer campaign that will focus on print and digital media channels. We believe the campaign will deliver a compelling message to the 9.3 million U.S. women whose families are complete, but are still using temporary birth control methods and are unaware that Essure is the most effective and least invasive form of permanent birth control on the market,” added Mr. Sieczkarek.

Second Quarter of 2011 Highlights

Domestic sales were $24.8 million for the second quarter of 2011, compared with $28.0 million for the second quarter of 2010 and $18.9 million for the first quarter of 2011. The year-over-year reduction of $3.2 million reflected continuing macroeconomic pressures that have contributed to fewer patient visits to OB/GYN offices, and to a lesser extent, ongoing competitive product trialing. In addition, the Company experienced incremental sales in the second quarter of 2010 from a short-term, multiple-city consumer awareness marketing campaign that was launched in early 2010 that was not repeated in the second quarter of 2011. The quarter-to-quarter increase of $5.9 million primarily reflected the success of the Company’s focus on growth initiatives in the second quarter of 2011, including an expanded sales field presence, success in reducing competitive trialing and the full launch of promoting GYNECARE THERMACHOICE® III to U.S. physician offices. In addition, given normal seasonality, some insured families may have met their annual deductibles for the year during the second quarter.

International sales were $9.0 million for the second quarter of 2011, compared with $8.9 million for the second quarter of 2010 and $7.7 million for the first quarter of 2011. Year-over-year sales growth was up slightly, as higher average selling prices due to channel mix and a favorable currency exchange were offset by lower unit volume. The quarter-to-quarter increase was due primarily to an increase in sales in France, Spain and Holland.

In the second quarter of 2011 in the U.S., the Company expanded physician penetration by entering approximately 538 new physicians into preceptorship, certifying approximately 290 physicians and transitioning approximately 110 physicians to performing procedures in the office setting. To date, approximately 13,553 physicians have performed the Essure procedure.

Gross profit for the second quarter of 2011 was $27.7 million or 81.9% of net sales, compared with $29.6 million or 80.2% of net sales for the second quarter of 2010. The year-over-year increase in gross profit margin was primarily due to continued reductions in product cost. Total operating expenses for the second quarter of 2011 were $25.8 million, a decrease of 8% from $28.1 million for the second quarter of 2010, which primarily reflected lower marketing expenses offset by increased selling expenses.

Cash, cash equivalents and investments were $95.7 million as of June 30, 2011, an increase of $4.0 million from March 31, 2011. The Company has generated $8.6 million in cash from operations in 2011, including $4.9 million during the second quarter of 2011.

Financial Guidance

Conceptus updated full year 2011 financial guidance as follows:

•	Net sales: the Company expects 2011 net sales to be in the range of $135 million to $140 million, compared with 2010 net sales of $141 million.

•	Adjusted EBITDA: the Company expects 2011 adjusted EBITDA to be in the range of $23 million to $26 million, compared with 2010 adjusted EBITDA of $25 million.

“We expect that macroeconomic and insurance pressures will continue to affect our growth for the balance of the year. However, we are dedicated to achieving sustainable growth through the steady execution of our strategic plan, and we are committed to our long-term goal of making Essure the standard of care in the permanent birth control market. Costs associated with the new national direct-to-consumer campaign are included in this guidance,” said Mr. Sieczkarek.

Conference Call

Conceptus will host an investment community conference call beginning at 4:30 p.m. Eastern time today to discuss results and answer questions. In addition to the conference call, there will be accompanying slides accessible on the Company’s website at www.conceptus.com in the “Events and Presentations” portion of the “Investors” section.

Conference call dial-in information is as follows:

•	U.S. callers: (888) 803-8296

•	International callers: (706) 634-1250

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company’s website, www.conceptus.com.

A telephone replay will be available from 7:30 p.m. Eastern time on August 4, 2011, through 11:59 p.m. Eastern time on August 8, 2011. Replay dial-in information is as follows:

•	U.S. callers: (855) 859-2056 (domestic)

•	International callers: (404) 537-3406 (international)

•	Conference ID number (U.S. and international): 82728140

•	The replay will also be available at www.conceptus.com

Use of Non-GAAP Financial Measures

The Company has supplemented its GAAP net income / (loss) with a non-GAAP measure of adjusted earnings before interest, taxes, depreciation, amortization and stock-based compensation (“adjusted EBITDA”). Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the Company’s business operations, facilitates a better comparison of results for current periods with the Company’s previous operating results, and assists management in analyzing future trends, making strategic and business decisions and establishing internal budgets and forecasts. A reconciliation of non-GAAP adjusted EBITDA to GAAP net income / (loss) in the most directly comparable GAAP measure, is provided in the below schedule.

There are limitations in using this non-GAAP financial measure because it is not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. This non-GAAP financial measure should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP and the reconciliations of the non-GAAP financial measure provided in the below schedules.

About the Essure® Procedure

The Essure procedure, FDA approved since 2002, is the first permanent birth control method that can be performed in the comfort of a physician’s office in less than 10 minutes (average hysteroscopic time) without hormones, cutting, burning or the risks associated with general anesthesia or tubal ligation. Soft, flexible inserts are placed in a woman’s fallopian tubes through the cervix without incisions. Over the next three months, the body forms a natural barrier around and through the micro-inserts to prevent sperm from reaching the egg. Three months after the Essure procedure, a doctor is able to perform an Essure Confirmation Test to confirm that the inserts are properly placed and that the fallopian tubes are fully blocked, allowing the patient to rely upon Essure for permanent birth control.

The Essure procedure is 99.95% effective based on one year of follow up with zero pregnancies reported in clinical trials, making it the most effective form of permanent birth control on the market. The procedure is covered by most insurance plans, and when it is performed in a doctor’s office the cost to the patient may be as low as a simple co-pay. Essure has been proven and trusted by physicians since 2002, with approximately 550,000 women worldwide having undergone the Essure procedure.

About Conceptus, Inc.

Conceptus, Inc. is a leader in the design, development, and marketing of innovative solutions in women’s healthcare. The Company manufactures and markets the Essure procedure. The Essure procedure is available in the United States, Europe, Australia, New Zealand, Canada, Mexico, Central and South America and the Middle East. The Company also promotes the GYNECARE THERMACHOICE® Uterine Balloon Therapy System by ETHICON™ Women’s Health & Urology, a division of Ethicon, Inc., in U.S. OB/GYN physician offices.

Please visit www.essure.com for more information on the Essure procedure. Patients may call the Essure Information Center at 1-877-ESSURE-1 with questions or to find a physician in their area.

Forward Looking Statements

Except for the historical information contained herein, the matters discussed in this press release include forward-looking statements, the accuracy of which is subject to risks and uncertainties. These forward-looking statements include discussions regarding projected net sales and adjusted earnings before interest, taxes, depreciation, amortization and stock-based compensation (“adjusted EBITDA”) for the full year 2011, the expected impact of ongoing macroeconomic and insurance pressures on our growth in 2011, our continued success in defending our physician accounts against competitive trialing, our ability to expand physician market penetration, our ability to improve sales force productivity, our ability to increase utilization of Essure through the promotion of a compatible endometrial ablation product, our ability to market effectively to physicians and prospective patients, our ability to secure government reimbursement in foreign countries, and the expected attainment of strategic initiatives intended to grow the business and make the Essure procedure the standard of care in the permanent birth control market. These discussions and other forward-looking statements included herein may differ significantly from actual results. Such differences may be based upon factors such as changes in strategic planning decisions by management, re-allocation of internal resources, changes in the impact of domestic and global macroeconomic pressures, reimbursement decisions by insurance companies and domestic and foreign governments, scientific advances by third parties, litigation risks, attempts to repeal all or part of the Patient Protection and Affordable Care Act of 2010, and the introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission. These forward-looking statements speak only as to the date on which the statements were made. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Conceptus, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net sales	$33,805	$36,847	$60,375	$70,205
Cost of goods sold	6,114	7,285	11,315	13,676

Gross profit	27,691	29,562	49,060	56,529

Operating expenses:
Research and development	1,669	1,815	3,430	3,561
Selling, general and administrative	24,107	26,330	47,399	52,309

Total operating expenses	25,776	28,145	50,829	55,870

Operating income (loss)	1,915	1,417	(1,769)	659
Interest and other income (expense), net	(1,626)	(1,585)	(3,173)	(3,044)

Income (loss) before provision (benefit) for income taxes	289	(168)	(4,942)	(2,385)

Provision (benefit) for income taxes	(165)	123	(2,468)	257

Net income (loss)	$454	$(291)	$(2,474)	$(2,642)

Basic income (loss) per share	$0.01	$(0.01)	$(0.08)	$(0.09)
Shares used in computing basic net income (loss)	31,190	31,032	31,167	30,981

Diluted income (loss) per share	$0.01	$(0.01)	$(0.08)	$(0.09)
Shares used in computing diluted net income (loss)	31,487	31,032	31,167	30,981

Conceptus, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30,	December 31,
	2011	2010

Cash and cash equivalents	$25,828	$18,383
Short-term investments	52,887	59,398
Accounts receivable, net	19,602	20,451
Inventories, net	3,552	2,915
Short-term deferred tax asset	7,908	5,058
Other current assets	5,646	7,003

Total current assets	115,423	113,208

Property and equipment, net	10,430	10,062
Intangible assets, net	22,767	24,145
Long-term investments	16,941	13,104
Goodwill	17,386	16,013
Long-term deferred tax asset	73,736	73,696
Other assets	578	518

Total assets	$257,261	$250,746

Total liabilities	102,721	99,160

Common stock and additional paid in capital	310,131	306,276
Other comprehensive loss	(768)	(2,341)
Accumulated deficit	(154,823)	(152,349)

Total stockholders’ equity	154,540	151,586

Total liabilities and stockholders’ equity	$257,261	$250,746

Conceptus, Inc.

Reconciliation of Net Income (loss) to Adjusted Earnings Before Interest, Taxes, Depreciation,

Amortization and Stock-Based Compensation (Adjusted EBITDA)

(Unaudited)

(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net Income (Loss), as reported	$454	$(291)	$(2,474)	$(2,642)

Adjustments to net income (loss):
Interest and other income (expense), net (a)	1,626	1,585	3,173	3,044
Provision (benefit) for income taxes	(165)	123	(2,468)	257
Amortization of intangibles (b)	819	808	1,632	1,627
Stock-based compensation (c)	1,727	1,802	3,422	3,531
Depreciation expense (d)	1,388	1,144	2,631	2,241

Adjustments to net income (loss)	5,395	5,462	8,390	10,700

Adjusted EBITDA	$5,849	$5,171	$5,916	$8,058

(a)	Consists of interest from available-for-sale securities, interest expense associated with our convertible debt and foreign exchange currency transactions
(b)	Consists of amortization of intangible assets, primarily licenses and customer relationships
(c)	Consists of stock-based compensation in accordance with ASC 718
(d)	Consists of depreciation, primarily on property, plant and equipment

Conceptus, Inc.

Reconciliation of Forward-Looking Guidance For Non-GAAP

Financial Measures To Projected GAAP Net Income

(Unaudited)

	Twelve Months Ending
	December 31, 2011
	From	To

Net Income Guidance	$560	$2,297

Estimated Non-GAAP Guidance
Interest and other income (expense), net (a)	6,300	6,300
Provision for income taxes	333	1,596
Amortization of intangibles (b)	3,261	3,261
Stock-based compensation (c)	7,116	7,116
Depreciation expense (d)	5,430	5,430

Adjustments to net income	$22,440	$23,703

Adjusted EBITDA	$23,000	$26,000

(a)	Consists of interest from available-for-sale securities, interest expense associated with our convertible debt and foreign exchange currency transactions
(b)	Consists of amortization of intangible assets, primarily licenses and customer relationships
(c)	Consists of stock-based compensation in accordance with ASC 718
(d)	Consists of depreciation, primarily on property, plant and equipment

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